EXHIBIT H



            [Form of Notice of Proposed Transactions]



                    UNITED STATES OF AMERICA

                           before the

               SECURITIES AND EXCHANGE COMMISSION



PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
Release No. 35- ___________/ File No. 70- ____________


In the Matter of     :
                     :
ENTERGY POWER, INC.  :
ENTERGY CORPORATION  :
                     :
                     :


NOTICE OF APPLICATION CONCERNING PROPOSED SALES OF UTILITY ASSETS


     Entergy Corporation ("Entergy"), 639 Loyola Avenue, New Orleans, Louisiana 70113, a registered holding company, and Entergy Power, Inc. ("EPI"), Parkwood Two Building, 10055 Grogan's Mill Road, Suite 500, The Woodlands, Texas 77380, a wholly-owned subsidiary of Entergy, have filed an application-declaration pursuant to Sections 9(a), 10 and 11 of the Act and Rules 51 and 54 thereunder.

     Pursuant to an order of the Commission dated August 27, 1990 (the "1990 Order"), Entergy formed EPI to participate as a supplier of electricity at wholesale to non-associate companies in bulk power markets. In accordance with the 1990 Order, EPI acquired the ownership interests of its associate company, Entergy Arkansas, Inc., in (1) Unit No. 2 of the Independence Steam Electric Generating Station ("ISES 2") and (2) Unit No. 2 of the Ritchie Steam Electric Generating Station ("Ritchie 2"). EPI's ownership interests in ISES 2 and Ritchie 2 represented, at the time they were acquired, an aggregate of 809 megawatts of electric generating capacity. In 1996 and 1998, EPI sold portions of its undivided ownership interest in ISES 2 to two non-affiliates, so that EPI currently owns a total of 665 MW of generating assets. EPI owns its undivided interest in ISES 2 as tenant in common with its associate company, Entergy Mississippi, Inc. (which has a 25% undivided interest in ISES 2) and the other co-owners.

     In conjunction with certain power supply arrangements recently concluded among EPI, its affiliate, Entergy Power Marketing Corp. and Sam Rayburn Municipal Power Agency, a
political subdivision of the State of Texas, EPI acquired an option to purchase from Vinton Public Power Authority, a public power authority in the State of Louisiana, a 20% undivided ownership interest in Unit No. 6 of the Roy S. Nelson Generating Station ("Nelson 6") and certain related assets (the "Nelson 6 Ownership Interest"). Nelson 6 is a coal-fired, steam electric generating facility located in Westlake, Calcasieu Parish, Louisiana. Nelson 6 currently is owned 70% by Entergy Gulf
States, Inc., 10% by Sam Rayburn Generation and Transmission Cooperative, and 20% by VPPA. EPI proposes, subject to the receipt of Commission approval, to exercise the option and acquire the Nelson 6 Ownership Interest. Following its acquisition of the Nelson 6 Ownership Interest, EPI will continue to be principally engaged in the business of marketing and selling electric generating capacity and energy to non-associate purchasers in wholesale transactions, in accordance with the 1990 Order.

     The application-declaration and any amendments thereto are available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing should submit their views in writing no later than [__________, 1999], to the Secretary, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and serve a copy on the applicants-declarants at the addresses specified above. Proof of service (by affidavit or, in the case of an attorney at law, by certificate) should be filed with the request. Any request for a hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this matter. After said date, the application-declaration, as filed or as it may be amended, may be granted and/or permitted to become effective.

     For the Commission, by the Office of Public Utility
Regulation, pursuant to delegated authority.



                                   [NAME OF SECRETARY]
                                   [Secretary]